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EXHIBIT 10.10

PROMISSORY NOTE

        [DATE]

        For value received, [NAME] ("Borrower") promises to pay to the order of Rockwood Specialties, Inc., a company formed under the laws of the State of Delaware (the "Company") at it offices in New York, New York, or such other place as designated in writing by the holder hereof, the aggregate principal sum of [AMOUNT LOANED] Dollars ($                  ).

        Simple interest will accrue on the outstanding principal amount of this Note at a rate equal to the applicable federal rate for the month of [MONTH], and shall be payable at such time as the principal of this Note become due and payable. Interest shall accrue annually from and including the first day hereof (but excluding any payment date (including the date the Note becomes due and payable) and be payable on each anniversary thereof. All principal of (and any accrued but unpaid interest on) this Note shall be due and payable in full on the earliest to occur of (i) the fifth (5th) anniversary of the date first above written, (ii) 30 days after the date of termination of the Borrower's employment for Cause by the Company (or any subsidiary thereof) or without Good Reason by the Borrower, and (iii) the receipt by Borrower of any proceeds (in cash or in kind) by the Borrower upon the sale or other disposition of any of the shares of common stock ("Common Stock"), par value $0.01 per share, of Rockwood Holdings, Inc. ("Holdings") held by the Borrower (including pursuant to any resale by the Borrower to Holdings or repurchase by Holdings, as applicable, pursuant to the Management Stockholder's Agreement between Holdings and Borrower); provided, however, upon the occurrence of the event set forth in clause (iii) above, such principal and interest shall only be payable to the extent of the net after-tax proceeds received by the Borrower.

        If the date set for payment of principal hereunder is a Saturday or Sunday or a legal holiday in the State of New York, then such payment shall be made on the next succeeding business day.

        The amounts due under this Note are secured by a pledge of all shares of Common Stock of Holdings owned or at any time hereafter acquired by the Borrower (the "Pledged Stock"), pursuant to the terms of a stock Pledge Agreement dated as of the date hereof, between Borrower and the Company (the "Pledge Agreement"), reference to which is made for a description of the collateral provided thereby and the rights of the Company and the holder of this Note in respect of such collateral.

        This Note is subject to the following terms and conditions:

          1.    Payment and Prepayment.    (a) All payments and prepayments of principal of and interest on this Note shall be made to the Company or its order, or to the legal holder of this Note or such holder's order, in lawful money of the United States of America at the principal offices of the Company in New York, New York (or at such other place as the holder hereof shall notify Borrower in writing). Upon final payment of all outstanding principal and all accrued interest on this Note, it shall be surrendered for cancellation.

            (b)   Borrower may, at his option, prepay the principal of this Note in whole or in part at any time or from time to time without penalty or premium (including interest accrued on such portion of the principal that is prepaid from the date hereof through the date of prepayment).

            (c)   Concurrently with any prepayment of any portion of the principal of this Note pursuant to this Section 1, the Company (or any other holder of this Note) shall make a notation of such payment hereon.

          2.    Events of Default.    Upon the occurrence of any of the following events ("Events of Default"):

            (a)   Failure to pay any principal or interest on this Note when due;

            (b)   An event of default under any other note evidencing indebtedness of Borrower to the Company (or any subsidiary or affiliate thereof);

            (c)   Failure of Borrower to perform any of Borrower's material obligations under the Pledge Agreement that is not cured within 15 days of after notice of such default is given by the Company to Borrower;

            (d)   The filing of a voluntary or involuntary petition for an order of relief under the Bankruptcy Code by or against Borrower, or any filing under state or federal insolvency statute by or against Borrower;

        If an event set forth in (a) through (c) above occurs, the holder of this Note may declare, by notice of default given to the Borrower, the entire principal amount of this Note to be forthwith due and payable, whereupon the entire principal amount of this Note outstanding hereunder and all accrued and unpaid interest thereon shall become due and payable without presentment, demand, protest, notice of dishonor and all other demands and notices of any kind, all of which are hereby expressly waived, and (y) if an event set forth in paragraph (d) above occurs, the entire principal amount of this Note outstanding hereunder and all accrued and unpaid interest thereon shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the holder. If an Event of Default shall occur hereunder, the Borrower shall pay costs of collection, including reasonable attorneys' fees, incurred by the Company (or any other holder of this Note) in the enforcement hereof.

          3.    Recourse.    In addition to recourse against the Pledged Stock, the Company (or any other holder of this Note) shall have full recourse against Borrower and all of Borrower's other assets for the payment of the principal of or accrued and unpaid interest on this Note or for any claim based hereon (including costs of collection).

          4.    Right of Offset.    The Company shall have the right to apply any bonus payable by the Company or any of its subsidiaries or affiliates to Borrower against any amount owed by Borrower hereunder.

          5.    Miscellaneous.    (a) The provisions of this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

            (b)   Borrower irrevocably and unconditionally:

                (i)  submits for himself and his property in any legal action or proceeding relating to this Note, or for recognition and enforcement of any judgment in respect hereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any of them and to service of process by registered mail, return receipt requested, or by any other manner provided by New York or federal law;

               (ii)  consents that any such action or proceeding may be brought in such courts and waives any objection that he may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

              (iii)  waives trial by jury in any legal action or proceeding relating to this Note and for any counterclaim therein; and

              (iv)  waives, to the maximum extent not prohibited by law, any right he may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

            (c)   The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of the provisions hereof.

        IN WITNESS WHEREOF, this Note has been duly executed and delivered by Borrower on the date first above written.

[NAME]

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  EXHIBIT 10.10